                                                   EXHIBIT 11.1

                                                 HOENIG GROUP INC.
                                       COMPUTATION OF EARNINGS PER SHARE (1)


                                                              Year Ended December 31,
                                                              1996                        1995            1994
                                                              ----                       -----          ------
                                                                                       PRIMARY/      PRIMARY/
EARNINGS:                                           PRIMARY       FULLY DILUTED       FULLY DILUTED  FULLY DILUTED

Net income . . . . . . . . . . . . . . . .         $2,886,787      $2,886,787           $4,919,345     $2,596,435
                                                   ==========      ==========           ==========     ==========

NUMBER OF SHARES:

Weighted average shares outstanding . . . .         9,253,557       9,253,557            9,745,372     10,193,681

Shares issuable upon exercise of
   options and warrants . . . . . . . . . .           137,559         353,531               62,706         69,333
                                                   ----------      ----------           ----------     ----------


Weighted average shares and equivalents
   outstanding . . . . . . . . . . . . . .          9,391,116       9,607,088            9,808,078     10,263,014
                                                ==============    ==============   ===============   ===============

Earnings per share . . . . . . . . . . . .       $        .31     $       .30      $           .50    $       .25
                                                ==============    ==============   ===============   ===============
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(1)   Earnings per share was calculated utilizing the Treasury Stock method.